Exhibit 10-12
Page 1 of 1

                     Amendment to the High Plains Corporation
                        1992 Stock Option Plan (the "Plan")

                                  November 18, 1994

The 1992 Plan is hereby amended to reflect the following changes:

Article III, Section 8.

The number of options available under the Plan is three million
(3,000,000). Such number reflects stock splits that have occurred since the inception of the Plan through November 18, 1994.

Article II, Section 3; Article III, Section 10 and 11.

In addition to the other methods for granting options as specified in the Plan, any person holding unexercised options granted under the Plan shall, upon exercise of each of those options and payment of the exercise price, be granted an option to purchase the like quantity of Common Shares as those exercised in order to replace their options. This provision shall only apply to the Plan options that were issued other than under this Amendment (the "Original Options").

Article III, Section 15.

The option price of any options granted under this Amendment shall be equal to the closing sales price of Company Common Stock (appropriately adjusted for any stock split, stock dividend, combination or exchange) as reported in the NASDAQ National Market System on the day the Original Options granted under the Plan are exercised.

Article III, Section 15.

The exercise period for options granted pursuant to this Amendment shall expire, and any such options granted shall be no longer exercisable, on the later to occur of (i) the expiration date of the originally surrendered option or (ii) one year from the date of grant of such option.

Other Matters.

Any option granted pursuant to this Amendment shall vest immediately.

The formula Plan provision as set out in this Amendment may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, ERISA, or the rules thereunder. Each such amendment requires stockholder approval.